GRACE
REVA

Wooneerf between The Grace and Reva

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q3 2024

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q3 2024 EARNINGS RELEASE
SECTION TWO

Q3 2024 SUPPLEMENTAL INFORMATION
SECTION THREE

Valen (under construction)

JBGS Divider

Management Letter

October 29, 2024

Our Fellow Shareholders:

The first rate cut in four years has finally landed and the Federal Reserve seems to be getting the job done. While the presidential election is obviously the main event right now, real estate capital market sentiment has dramatically improved among lenders and equity investors alike. Apartment fundamentals have strengthened in the face of extremely limited supply, and office has cleared its bottom with improved leasing fundamentals for the first time in years. If that wasn’t enough good news, somewhat surprisingly, the five-day in-office workweek is making a comeback with Amazon’s announcement in September that it will mandate a five-day in-office workweek starting in the new year. This change is clearly a trend with several other major employers making similar moves toward more in-office work, all at a time when office supply is rapidly diminishing to make way for conversions and teardowns. Tailwinds are clearly building for improved fundamentals and resulting NAVs, and the capital markets seem poised with a recovery to match. We know this recovery can take time, but against the backdrop of these trends our team and our business are performing well and are positioned to capitalize on this next phase of the cycle.

Below are highlights since last quarter:

We closed on the sale of Fort Totten Square for $86.8 million. Year-to-date, we have closed $263.6 million of capital recycling transactions representing an average 4.8% capitalization rate. Fort Totten Square is a 345-unit multifamily asset with approximately 131,000 square feet of retail in the Brookland/Fort Totten submarket of Washington, DC, a submarket where we have no other holdings. Proceeds were used to deleverage our balance sheet and provide capacity for accretive investments.

Our multifamily portfolio continued to perform well. Coming out of the strong summer leasing season, our In-Service portfolio occupancy increased by 140 basis points to 95.7% and was 97.0% leased. In our Same Store multifamily portfolio, we increased effective rents by 4.5% for new leases and 6.1% upon renewal while achieving a 60.0% renewal rate. Multifamily Same Store NOI for the quarter increased 3.5%.

Our two newly constructed towers in National Landing, The Grace and Reva, were 63.2% leased as of October 27th and we expect them to deliver $23.0 million of annualized NOI once stabilized. Leasing performance of the two towers totaling 808 units continues to exceed that of all five of our prior multifamily deliveries since 2017. We are thrilled with the performance of these buildings and expect to deliver an additional 775 units next year at Valen and The Zoe (2000/2001 South Bell Street).

We received Nareit’s Impact at Scale Award and maintained a 5-star ranking from GRESB for both our operating portfolio and development pipeline, ranking first within our peer groups. Additionally, GRESB named us the Global Listed Sector Leader and Americas Regional Sector Leader for Diversified (Office and Residential) REITs and the Americas Regional Listed Sector Leader for Residential Development. These acknowledgments reflect our commitment to making a meaningful difference in the communities we serve, whether that be in promoting social equity through intentional projects or maintaining a high level of sustainability in our portfolios.

Capital Allocation

As we move into a more positive macroeconomic landscape, we expect development opportunities will become more economically viable. While trends are moving in the right direction, we expect this recovery to be gradual. We continue to work through the entitlement and design of our 9.3 million square foot Development Pipeline, substantially all of which we expect will be entitled by the end of 2025. When construction costs and interest rates normalize, we will be prepared with an attractive portfolio of shovel-ready growth opportunities to monetize through land sales, ground leases, and joint ventures.

While acquisition opportunities remain scarce and pricing only marginally more attractive, the office market seems to have bottomed, and we expect the volume of office trades to increase, in particular for assets with conversion or redevelopment opportunity.

We continue to execute our plan to dispose of non-core assets. During the third quarter, we sold Fort Totten Square, a 345-unit multifamily asset with approximately 131,000 square feet of retail, our only asset in the Brookland/Fort Totten submarket of Washington, DC, for $86.8 million. Year-to-date, we have closed $263.6 million of capital recycling transactions, representing an average capitalization rate of 4.8%. We continue to seek opportunities to dispose of additional assets; accordingly, we are currently marketing assets for sale with a combined value totaling over $200 million.

We anticipate that new investments, including developments, acquisitions, and share buybacks, will primarily be financed through asset recycling, either in advance or retrospectively. We have allocated a significant amount of our capital to share repurchases, given the significant discount of our share price relative to net asset value. Our robust balance sheet and substantial liquidity enable us to take advantage of this disparity. So far this year, we have repurchased 10.8 million shares at an average price of $15.61, amounting to $168.3 million. Since launching our share repurchase program in 2020, we have bought back 56.6 million shares, which is roughly 38% of the shares and OP units outstanding as of December 31, 2019, at an average price of $19.88, totaling $1.1 billion.

Financial and Operating Metrics

For the three months ended September 30, 2024, we reported Core FFO attributable to common shares of $19.3 million, or $0.23 per diluted share. Annualized NOI was in line with last quarter, excluding assets that were sold or taken out of service. Our multifamily portfolio ended the quarter at 92.7% leased and 90.6% occupied, and our In-Service multifamily portfolio was 97.0% leased and 95.7% occupied. Our office portfolio ended the quarter at 80.7% leased and 79.1% occupied. Same Store NOI growth for the quarter was 0.5%.

As of September 30, 2024, our Net Debt to Annualized Adjusted EBITDA was 10.6x. Based on the previously disclosed known tenant vacates, we expect continued downward pressure on our earnings and, specifically, Same Store NOI for the office portfolio. We expect this pressure to persist at least through the end of 2025. Interest expense will continue to increase as we deliver our remaining under-construction asset and cease capitalizing interest on it. Between now and the completion of Valen and The Zoe, we expect upward pressure on our Net Debt to Annualized Adjusted EBITDA metric driven by the impact of tenant vacates and construction spend on our earnings and balance sheet. We expect these pressures will be lessened by: (i) additional income from the delivery and stabilization of The Grace, Reva, Valen, and The Zoe; (ii) rent growth in our existing multifamily portfolio given the limited multifamily supply pipeline in the DC metro area; and (iii) office demand in National Landing from prospective tenants seeking proximity to the Pentagon, local tech talent, and the placemaking attractions we have delivered.

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Our floating rate exposure remains low, with 91.4% of our debt fixed or hedged as of the end of the third quarter, after accounting for in-place interest rate swaps and caps. The remaining floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility. We continue to be well-positioned with respect to our near-term debt maturities with a weighted average debt maturity of 3.1 years, after adjusting for by-right extension options. During the quarter, we repaid the loan collateralized by 200 and 201 12th Street S., and 251 18th Street S., and executed a one-year extension of our Tranche A-1 Term Loan. We have $120.9 million of debt maturing next month (4.5% of total debt), which is non-recourse asset-level financing related to a non-core office asset in DC — one of the highly levered assets we referenced in our May investor day presentation. Looking ahead to 2025, we have $340.7 million of debt maturing representing 12.6% of total debt; however, approximately 90% of the debt maturing in 2025 is secured by a multifamily asset, an asset class which has proven to be readily financeable, even in challenging debt capital markets. Our primarily non-recourse asset-level financing strategy continues to be most valuable in an environment like today, providing a floor on our downside risk.

Operating Portfolio

Multifamily Trends

Our In-Service multifamily portfolio ended the quarter at 97.0% leased, up 0.1% quarter-over-quarter, and 95.7% occupied, up 1.4% quarter-over-quarter. In our Same Store multifamily portfolio, we increased effective rents by 4.5% for new leases, largely driven by our assets in National Landing, and 6.1% upon renewal while achieving a 60.0% renewal rate. Our multifamily portfolio generated 3.5% Same Store NOI growth for the three months ended September 30, 2024.

We are making excellent progress leasing The Grace and Reva (808 units), which we delivered last quarter. Move-ins began in February 2024, and the pace of leasing continues to exceed all five of our other multifamily deliveries since 2017. As of the end of the quarter, The Grace and Reva were 60.7% leased, and as of October 27th, they reached 63.2% leased. Notably, the residents of The Grace and Reva primarily work in three key industries that constitute a large part of the office tenant base in National Landing: professional services, defense, and technology. We believe that the amenity-rich environment we have developed in National Landing, along with the short commutes these buildings provide, are key factors contributing to their successful leasing performance thus far. With the completion of this asset, the upcoming delivery of Valen and The Zoe, and recent office sales, our transition to a majority multifamily portfolio is nearing completion.

Market-Wide (DC Metro) Multifamily Trends (based on CoStar and Apartment List data)

New starts remain essentially stalled in our submarkets, with only 3,103 units under construction across all submarkets in which we operate. That lack of new product has helped push market-wide occupancy to 94.1% and allowed rents to grow at 3.5%. The even more constrained go-forward development environment should help accelerate that growth over the next 24 to 36 months. Although the environment for new starts is perhaps becoming more favorable in light of the Federal Reserve’s recent moves, we have yet to see any major urban core product move forward. The competitive moat of relatively more expensive new construction in our markets should help them remain free of new supply for longer than their suburban counterparts. Lower density stick multifamily starts will likely resume the soonest, particularly given the pressure on rents in many of those markets, where rents have now reached over $3.70 per square foot for the best located new product which is often still off Metro and in more suburban locations.

We continue to believe that the DC metro region is poised for a renaissance given its strong relative performance. While our region’s 94.1% occupancy is equal to other Gateway markets, our region’s rent growth at 3.5% compares favorably to the 0.6% recorded in the other Gateway markets. Our supply picture remains extremely favorable compared to Sunbelt peers, which should create an environment for continued strong growth when coupled with our

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region’s relatively expensive single family and townhome stock of for-sale housing. The election, while pivotal at a national level, should have little bearing on multifamily demand based on historical precedent.

Office Trends

Our office portfolio ended the quarter at 80.7% leased and 79.1% occupied, both down approximately 1.5% quarter-over-quarter. In the third quarter, we executed 150,000 square feet of leases with a weighted average lease term of 6.3 years. While leasing volume this quarter was softer than the quarter prior, much of the decrease can be attributed to seasonality, where, in most years, the first and third quarters tend to be slower than the second and fourth. For second generation leases, the rental rate mark-to-market increased 1.2%.

As evidenced by recent tenant survey results, we’re seeing a higher degree of engagement from our office tenants and an expectation of a higher level of service; based on the survey results, we’ve been rising to that level. These results also indicated that the number of tenants expressing an intent to renew increased by 25% year-over-year. While renewals don’t increase occupancy, they are a relatively low-cost way to maintain occupancy; year-to-date, our renewals in National Landing have average leasing costs of under $5 per square foot per annum. Leasing in National Landing continues to be driven primarily by office users who fall into three categories: (i) government contractors seeking growth and expansion; (ii) companies who need SCIF/secure facility space; and (iii) technology-related net new tenants largely attracted by the recent delivery of our years-long placemaking interventions. Further, we continue to see defense and technology tenants demonstrate demand for office space in National Landing, with approximately 80% of our leasing activity this year coming from tenants in those industries.

Our efforts to re-lease certain spaces will focus on buildings with long-term potential, concentrating occupancy in areas of National Landing that we have enhanced through our placemaking initiatives and that are accessible via multi-modal transportation. We’ve taken approximately 600,000 square feet out of service this year and plan to take out an additional 143,000 square feet by year-end. Our rationale for reducing competitive stock in National Landing remains the same: to help foster a healthier long-term office market while repurposing older, underutilized buildings for redevelopment, conversion to multifamily housing, hospitality, or other specialized uses.

We anticipate tenants will vacate approximately 475,000 square feet (approximately $21.5 million of annualized rent) in National Landing, of which approximately two thirds will occur in the fourth quarter of 2024 and the remainder in the first half of 2025. After accounting for these known vacates, and excluding the highly levered assets, our pro forma National Landing occupancy will be approximately 69%, and we expect very modest lease roll over the next five years, averaging approximately 8.5% per year. We expect approximately 70% of our resulting tenant base in National Landing to comprise sticky defense-tech tenants. Over the last three years, we averaged approximately 150,000 square feet of new leasing per year, excluding Amazon leases, and year-to-date we have executed over 240,000 square feet of new leases. Our current prospect pipeline is stronger than it has been in years and indicates a potential increase in new leasing activity. While we’ve already had success backfilling some space vacated in the second half of 2023 and first half of 2024, it is too early to tell how much of these vacates will be backfilled.

Market-Wide (DC Metro) Office Trends (based on JLL and CBRE data)

The office market, long lost at sea, finally seemed to sight the shoreline during the third quarter, although where, when, and how, it finally makes landfall, is still to be determined. By now, everyone reading this letter will have heard of Amazon CEO Andy Jassy’s call for the return to a five-days in-office work environment, or perhaps the AWS CEO’s more pointed enjoinder to his workforce: to look for work elsewhere if they were unhappy with the policy. It seems like these two leaders are not alone in their attitudinal shift – KPMG reported a massive change in sentiment among U.S. CEOs with 79% saying that they expect to be in the office five days per week by 2027, versus 34% claiming the same thing earlier this year. There are other recent data points supporting this attitudinal

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shift as well, with Dell ordering its sales force back to five days in the office beginning in October, signaling that tech may be joining finance firms in more prescriptive return to office mandates. These tech companies are joining the ranks of some of the most reliable and consistent users of office space – mission critical national security and DoD related agencies and their contractors. These groups have been much more present in their offices than their civilian counterparts and helped drive the outsized National Landing peak day occupancy of approximately 85% given the high concentration of those tenants that we enjoy in our portfolio.

While these trends all lean favorable, the backward-looking market statistics are still a mixed bag. JLL reports that year-to-date absorption in Northern Virginia is just -1.05 million square feet, or -0.7% of inventory. While on its face that signals flat demand, what we and the brokerage community have seen is a significant uptick in leasing activity – albeit with some caveats. The first is that the recent spate of transaction activity trends to renewals, with reported figures for the quarter suggesting that between approximately 60% to 80% of transactions in the market represent renewals versus a roughly 50% historical average. This is reflective of high costs around buildouts in particular, with many “zombie” buildings not able to perform on TI allowances or capital improvements, and many tenants weighing the cost of new buildouts. The other trend is that “rightsizing” remains a part of many transactions – both renewals and new – although JLL reports that this is beginning to slow. CBRE also noted that “85% of transactions above 10,000 square feet had a positive or neutral impact on occupancy” but that was “not enough to offset large contractions.” What essentially seems to be happening is that, while most tenants are flat or growing, a few big ones have given space back – a positive sign as sentiment among the majority of companies seems to be trending in-office for the future. Much of the leasing activity that is being recorded is also in the defense, engineering, and technology space (55% of quarterly leasing) which bodes well as those industries are stalwart users of office space. Another positive indicator for the market is the discipline on new starts enforced by high costs and rates. After 951,000 square feet of deliveries this year, just 210,000 square feet remain under construction in the 158 million square foot Northern Virginia market according to JLL. If return-to-work mandates continue to spread and the cycle of givebacks indeed slows, this limited supply environment should help position the market well to start eating away at the 23.5% vacancy rate – particularly as many functionally obsolete office buildings in the market begin to be aggressively repurposed for other uses. JLL estimates over 10 million square feet of Northern Virginia office buildings are slated to be transformed into residential development sites – a figure that is likely to grow. If all of that development took place, office vacancy could fall to approximately 17%, representing a significant boost to the health of the market even without any of the uptick in demand we expect.

We continue to believe that markets with the best amenities and transit access will be the “winners” in this process, but we also believe that, as we have demonstrated in National Landing, the oldest product in many of those markets can become appealing candidates for redevelopment – adding amenities to surrounding office and reducing the denominator of “under demolished” building stock.

* * *

We are encouraged by the recent Federal Reserve action on interest rates, the apparent bottom in the office market, and the somewhat surprising return of the five-day in-office workweek. It is hard to believe that these events are still unfolding almost five years after the pandemic first surfaced. At the time we were not expecting the roller coaster that followed, but we were prepared. Since then, we have largely completed our portfolio transformation and are now almost majority multifamily. We have successfully repositioned the National Landing submarket and are now enjoying the most aggressive lease-up of any residential asset we have ever built. Our office leasing pipeline is more active than at any time since 2020, and the office denominator continues to shrink – all within an asset class that many users have suddenly realized they need more of, not less. While these trends are all decidedly positive, we know that recoveries build slowly with ups and downs, but that they can also accelerate quickly. Whatever the next turn in the cycle brings we will be prepared to capitalize on it.

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Finally, our Chief Development Officer, Kai Reynolds, will be retiring at the end of this year. We are deeply grateful for his friendship, his contributions to our success during his tenure, and the work he put in to position the company for future success. We wish Kai well in his next chapter.

Thank you for your continued trust and confidence.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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Q3 2024 EARNINGS RELEASE

SECTION TWO

Surreal
Surreal
NATIONAL LANDING
CRYSTAL CITY

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES THIRD QUARTER 2024 RESULTS

Bethesda, MD (October 29, 2024) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended September 30, 2024 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our Third Quarter 2024 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

Third Quarter 2024 Highlights

●	Net loss, Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	THIRD QUARTER AND YEAR-TO-DATE COMPARISON
in millions, except per share amounts	Three Months Ended				Nine Months Ended
	September 30, 2024		September 30, 2023		September 30, 2024		September 30, 2023
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net loss (1) (2)	$(27.0)	$(0.32)	$(58.0)	$(0.58)	$(83.6)	$(0.95)	$(47.4)	$(0.45)
FFO (2)	$19.5	$0.23	$40.1	$0.40	$44.5	$0.50	$106.5	$0.98
Core FFO	$19.3	$0.23	$41.0	$0.40	$62.3	$0.69	$118.0	$1.09

_____________

(1)	Includes loss on the sale of real estate of $5.4 million and $5.1 million for the three and nine months ended September 30, 2024. Includes gain on the sale of real estate of $41.6 million for the nine months ended September 30, 2023. Includes impairment loss of $59.3 million related to real estate assets, and impairment losses recorded by our unconsolidated real estate ventures, of which our proportionate share was $3.3 million, for the three and nine months ended September 30, 2023.
(2)	Includes impairment loss of $18.2 million related to non-depreciable real estate assets for the nine months ended September 30, 2024.
●	Annualized Net Operating Income ("NOI") for the three months ended September 30, 2024 was $282.4 million, compared to $286.4 million for the three months ended June 30, 2024, at our share. Excluding the assets that were sold or taken out of service, Annualized NOI for the three months ended September 30, 2024 was $278.1 million, compared to $278.4 million for the three months ended June 30, 2024, at our share.
o	The decrease in Annualized NOI excluding the assets that were sold or taken out of service was substantially attributable to (i) tenant vacates, partially offset by lower real estate tax expense as a result of successful appeals in our commercial portfolio; and (ii) transitioning The Grace and Reva into the operating portfolio, partially offset by higher concessions at certain assets in our multifamily portfolio.
●	Same Store NOI ("SSNOI") at our share increased 0.5% quarter-over-quarter to $68.6 million for the three months ended September 30, 2024.
o	The increase in SSNOI was substantially attributable to (i) higher rents and occupancy and lower concessions, partially offset by higher operating expenses in our multifamily portfolio; and (ii) lower occupancy and recovery revenue in our commercial portfolio, partially offset by lower real estate taxes.

Operating Portfolio

●	The operating multifamily portfolio was 92.7% leased and 90.6% occupied as of September 30, 2024, compared to 96.9% and 94.3% as of June 30, 2024. Our operating In-Service multifamily portfolio was 97.0% leased and 95.7% occupied as of September 30, 2024, compared to 96.9% and 94.3% as of June 30, 2024.
●	In our Same Store multifamily portfolio, we increased effective rents by 4.5% for new leases and 6.1% upon renewal for third quarter lease expirations while achieving a 60.0% renewal rate.
●	The operating commercial portfolio was 80.7% leased and 79.1% occupied as of September 30, 2024, compared to 82.3% and 80.6% as of June 30, 2024, at our share.
●	Executed approximately 150,000 square feet of office leases at our share during the three months ended September 30, 2024, including approximately 46,000 square feet of new leases. Second-generation leases generated a 1.2% rental rate increase on a cash basis and an 8.4% rental rate increase on a GAAP basis.
●	Executed approximately 496,000 square feet of office leases at our share during the nine months ended September 30, 2024, including approximately 241,000 square feet of new leases. Second-generation leases generated a 1.5% rental rate increase on a cash basis and a 9.6% rental rate increase on a GAAP basis.

Development Portfolio

Under-Construction

●	As of September 30, 2024, we had one multifamily asset under construction consisting of 775 units at our share.
●	In the second quarter, The Grace and Reva (formerly known collectively as 1900 Crystal Drive) were placed into the operating multifamily portfolio as recently delivered.

Development Pipeline

●	As of September 30, 2024, we had 18 assets in the development pipeline consisting of 9.3 million square feet of estimated potential development density at our share.

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended September 30, 2024, revenue from third-party real estate services, including reimbursements, was $17.1 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party asset management and real estate services business was $8.3 million, primarily driven by $5.0 million of property and asset management fees, $1.6 million of other service revenue and $1.0 million of leasing fees.

Balance Sheet

●	As of September 30, 2024, our total enterprise value was approximately $4.3 billion, comprising 98.4 million common shares and units valued at $1.7 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.7 billion, less cash and cash equivalents at our share of $141.7 million.
●	As of September 30, 2024, we had $137.0 million of cash and cash equivalents ($141.7 million of cash and cash equivalents at our share), and $644.3 million of availability under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended September 30, 2024 was 10.6x, and our Net Debt / total enterprise value was 59.6% as of September 30, 2024.

Investing and Financing Activities

●	In September 2024, we sold Fort Totten Square, a multifamily asset with 345 units and 130,664 square feet of retail space in Washington, DC, for $86.8 million.
●	In September 2024, we repaid the $83.3 million mortgage loan collateralized by 201 12th Street S., 200 12th Street S. and 251 18th Street S.
●	In September 2024, we extended the maturity date of the $200.0 million Tranche A-1 Term Loan by one year to January 2026. The Tranche A-1 Term Loan has an additional one-year extension option that would extend the maturity date to January 2027.
●	We repurchased and retired 3.1 million common shares for $50.2 million, a weighted average purchase price per share of $16.23.

Dividends

●	On October 24, 2024, our Board of Trustees declared a quarterly dividend of $0.175 per common share, payable on November 22, 2024 to shareholders of record as of November 7, 2024.

About JBG SMITH

JBG SMITH owns, operates, invests in, and develops mixed-use properties in high growth and high barrier-to-entry submarkets in and around Washington, DC, most notably National Landing. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's new headquarters; Virginia Tech's under-construction $1 billion Innovation Campus; the submarket’s proximity to the Pentagon; and our retail and digital placemaking initiatives and public infrastructure improvements. JBG SMITH's dynamic portfolio currently comprises 13.1 million square feet of high-growth multifamily, office and retail assets at share, 98% of which are Metro-served. It also maintains a development pipeline encompassing 9.3 million square feet of mixed-use, primarily multifamily, development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings and plans to maintain carbon neutral operations annually. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in

Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this earnings release. We also note the following forward-looking statements: whether in the case of our under-construction assets and assets in the development pipeline, estimated square feet, estimated number of units and estimated potential development density are accurate; expected timing, completion, modifications and delivery dates for the projects we are developing; the ability of any or all of our demand drivers to materialize and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket; planned infrastructure and educational improvements related to Amazon's additional headquarters and the Virginia Tech Innovation Campus; our development plans related to National Landing; and our plans to maintain carbon neutral operations annually.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building, our 33.5% subordinated interest in four commercial buildings and our 49.0% interest in three commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI") and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended September 30, 2024 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of September 30, 2024. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of September 30, 2024.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended September 30, 2024.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	September 30, 2024	December 31, 2023

ASSETS
Real estate, at cost:
Land and improvements	$1,171,458	$1,194,737
Buildings and improvements	4,243,690	4,021,322
Construction in progress, including land	443,908	659,103
	5,859,056	5,875,162
Less: accumulated depreciation	(1,429,079)	(1,338,403)
Real estate, net	4,429,977	4,536,759
Cash and cash equivalents	136,983	164,773
Restricted cash	33,161	35,668
Tenant and other receivables	30,734	44,231
Deferred rent receivable	185,221	171,229
Investments in unconsolidated real estate ventures	100,682	264,281
Deferred leasing costs, net	78,171	81,477
Intangible assets, net	49,045	56,616
Other assets, net	138,503	163,481
TOTAL ASSETS	$5,182,477	$5,518,515

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,816,156	$1,783,014
Revolving credit facility	90,000	62,000
Term loans, net	717,578	717,172
Accounts payable and accrued expenses	99,773	124,874
Other liabilities, net	118,373	138,869
Total liabilities	2,841,880	2,825,929
Commitments and contingencies
Redeemable noncontrolling interests	444,945	440,737
Total equity	1,895,652	2,251,849
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,182,477	$5,518,515

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUE
Property rental	$113,349	$120,294	$348,521	$364,919
Third-party real estate services, including reimbursements	17,061	23,942	52,326	69,588
Other revenue	5,616	7,326	15,683	22,112
Total revenue	136,026	151,562	416,530	456,619
EXPENSES
Depreciation and amortization	50,050	50,265	158,211	152,914
Property operating	39,258	37,588	110,791	109,112
Real estate taxes	11,812	14,413	40,006	44,061
General and administrative:
Corporate and other	11,881	11,246	43,855	42,462
Third-party real estate services	16,088	21,405	57,065	67,333
Share-based compensation related to Formation Transaction and special equity awards	—	46	—	397
Transaction and other costs	667	1,830	3,005	7,794
Total expenses	129,756	136,793	412,933	424,073
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(745)	(2,263)	4	(1,320)
Interest and other income, net	4,573	7,774	10,105	14,132
Interest expense	(35,267)	(27,903)	(97,400)	(80,580)
Gain (loss) on the sale of real estate, net	(5,352)	906	(5,066)	41,606
Gain (loss) on the extinguishment of debt	43	—	43	(450)
Impairment loss	—	(59,307)	(18,236)	(59,307)
Total other income (expense)	(36,748)	(80,793)	(110,550)	(85,919)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(30,478)	(66,024)	(106,953)	(53,373)
Income tax (expense) benefit	(831)	(77)	40	(672)
NET LOSS	(31,309)	(66,101)	(106,913)	(54,045)
Net loss attributable to redeemable noncontrolling interests	4,365	7,926	12,353	5,961
Net (income) loss attributable to noncontrolling interests	(36)	168	10,931	703
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(26,980)	$(58,007)	$(83,629)	$(47,381)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.32)	$(0.58)	$(0.95)	$(0.45)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	85,292	101,445	89,637	108,351

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(31,309)		$(66,101)		$(106,913)		$(54,045)
Depreciation and amortization expense	50,050		50,265		158,211		152,914
Interest expense	35,267		27,903		97,400		80,580
Income tax expense (benefit)	831		77		(40)		672
Unconsolidated real estate ventures allocated share of above adjustments	1,837		4,499		6,219		12,781
EBITDA attributable to noncontrolling interests	—		(2)		—		(4)
EBITDA	$56,676		$16,641		$154,877		$192,898
(Gain) loss on the sale of real estate, net	5,352		(906)		5,066		(41,606)
Gain on the sale of unconsolidated real estate assets	—		(641)		(480)		(641)
Real estate impairment loss	—		59,307		—		59,307
Impairment related to unconsolidated real estate ventures (1)	—		3,319		—		3,319

EBITDAre	$62,028		$77,720		$159,463		$213,277
Transaction and other costs, net of noncontrolling interests (2)	667		1,830		3,005		7,794
Litigation settlement proceeds, net	—		(3,455)		—		(3,455)
(Income) loss from investments, net	(2,534)		221		(3,206)		(1,114)
Impairment loss related to non-depreciable real estate	—		—		18,236		—
(Gain) loss on the extinguishment of debt	(43)		—		(43)		450
Share-based compensation related to Formation Transaction and special equity awards	—		46		—		397
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(335)		(80)		(1,006)		(588)
Lease liability adjustments	—		—		—		(154)
Unconsolidated real estate ventures allocated share of above adjustments	227		31		227		33

Adjusted EBITDA	$60,010		$76,313		$176,676		$216,640

Net Debt to Annualized Adjusted EBITDA (3)	10.6	x	8.1	x	10.8	x	8.5	x

					September 30, 2024		September 30, 2023
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)					$2,615,724		$2,523,354
Unconsolidated indebtedness (4)					66,693		79,992
Total consolidated and unconsolidated indebtedness					2,682,417		2,603,346
Less: cash and cash equivalents					141,669		138,282
Net Debt (at JBG SMITH Share)					$2,540,748		$2,465,064

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(3)	Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the nine months ended September 30, 2024 and 2023 is annualized by multiplying by 1.33.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	XX	2024	2023

FFO and Core FFO
Net loss attributable to common shareholders	$(26,980)	$(58,007)		$(83,629)	$(47,381)
Net loss attributable to redeemable noncontrolling interests	(4,365)	(7,926)		(12,353)	(5,961)
Net income (loss) attributable to noncontrolling interests	36	(168)		(10,931)	(703)
Net loss	(31,309)	(66,101)		(106,913)	(54,045)
(Gain) loss on the sale of real estate, net of tax	5,352	(906)		3,854	(41,606)
Gain on the sale of unconsolidated real estate assets	—	(641)		(480)	(641)
Real estate depreciation and amortization	48,385	48,568		153,203	147,681
Real estate impairment loss	—	59,307		—	59,307
Impairment related to unconsolidated real estate ventures (1)	—	3,319		—	3,319
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	796	2,984		3,086	8,855
FFO attributable to noncontrolling interests	—	168		—	703
FFO Attributable to OP Units	$23,224	$46,698		$52,750	$123,573
FFO attributable to redeemable noncontrolling interests	(3,725)	(6,600)		(8,238)	(17,050)
FFO Attributable to Common Shareholders	$19,499	$40,098		$44,512	$106,523

FFO attributable to OP Units	$23,224	$46,698		$52,750	$123,573
Transaction and other costs, net of tax and noncontrolling interests (2)	754	1,755		2,738	7,465
Litigation settlement proceeds, net	—	(3,455)		—	(3,455)
(Income) loss from investments, net of tax	(1,919)	165		(2,428)	(836)
Impairment loss related to non-depreciable real estate	—	—		18,236	—
Loss from mark-to-market on derivative instruments, net of noncontrolling interests	7	1,572		77	6,714
(Gain) loss on the extinguishment of debt	(43)	—		(43)	450
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(335)	(80)		(1,006)	(588)
Share-based compensation related to Formation Transaction and special equity awards	—	46		—	397
Lease liability adjustments	—	—		—	(154)
Amortization of management contracts intangible, net of tax	1,059	1,031		3,178	3,161
Unconsolidated real estate ventures allocated share of above adjustments	230	63		230	104
Core FFO Attributable to OP Units	$22,977	$47,795		$73,732	$136,831
Core FFO attributable to redeemable noncontrolling interests	(3,685)	(6,755)		(11,438)	(18,858)
Core FFO Attributable to Common Shareholders	$19,292	$41,040		$62,294	$117,973
FFO per common share - diluted	$0.23	$0.40		$0.50	$0.98
Core FFO per common share - diluted	$0.23	$0.40		$0.69	$1.09
Weighted average shares - diluted (FFO and Core FFO)	85,446	101,461		89,806	108,359

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

FAD
Core FFO attributable to OP Units	$22,977	$47,795	$73,732	$136,831
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (3)	(10,221)	(9,225)	(31,351)	(28,621)
Straight-line and other rent adjustments (4)	(3,817)	(5,226)	(7,756)	(19,914)
Third-party lease liability assumption (payments) refunds	—	—	(25)	70
Share-based compensation expense	4,810	5,995	25,053	24,480
Amortization of debt issuance costs	4,030	3,372	11,963	6,022
Unconsolidated real estate ventures allocated share of above adjustments	381	875	1,041	1,918
Non-real estate depreciation and amortization	290	323	883	1,019
FAD available to OP Units (A)	$18,450	$43,909	$73,540	$121,805
Distributions to common shareholders and unitholders (B)	$17,891	$26,801	$55,901	$84,104
FAD Payout Ratio (B÷A) (5)	97.0%	61.0%	76.0%	69.0%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,808	$3,964	$10,365	$11,644
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	—	10	16	45
Second-generation tenant improvements and leasing commissions	5,413	5,222	20,949	16,769
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	29	21	163
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	10,221	9,225	31,351	28,621
Non-recurring capital expenditures	1,718	10,422	8,508	31,019
Share of non-recurring capital expenditures from unconsolidated real estate ventures	—	—	28	5
First-generation tenant improvements and leasing commissions	1,367	7,288	6,584	14,587
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	18	94	105	647
Non-recurring capital expenditures	3,103	17,804	15,225	46,258
Total JBG SMITH Share of Capital Expenditures	$13,324	$27,029	$46,576	$74,879

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net loss attributable to common shareholders	$(26,980)	$(58,007)	$(83,629)	$(47,381)
Net loss attributable to redeemable noncontrolling interests	(4,365)	(7,926)	(12,353)	(5,961)
Net income (loss) attributable to noncontrolling interests	36	(168)	(10,931)	(703)
Net loss	(31,309)	(66,101)	(106,913)	(54,045)
Add:
Depreciation and amortization expense	50,050	50,265	158,211	152,914
General and administrative expense:
Corporate and other	11,881	11,246	43,855	42,462
Third-party real estate services	16,088	21,405	57,065	67,333
Share-based compensation related to Formation Transaction and special equity awards	—	46	—	397
Transaction and other costs	667	1,830	3,005	7,794
Interest expense	35,267	27,903	97,400	80,580
(Gain) loss on the extinguishment of debt	(43)	—	(43)	450
Impairment loss	—	59,307	18,236	59,307
Income tax expense (benefit)	831	77	(40)	672
Less:
Third-party real estate services, including reimbursements revenue	17,061	23,942	52,326	69,588
Other revenue	2,827	2,704	16,216	8,276
Income (loss) from unconsolidated real estate ventures, net	(745)	(2,263)	4	(1,320)
Interest and other income, net	4,573	7,774	10,105	14,132
Gain (loss) on the sale of real estate, net	(5,352)	906	(5,066)	41,606

Consolidated NOI	65,068	72,915	197,191	225,582
NOI attributable to unconsolidated real estate ventures at our share	1,292	5,374	5,506	14,977
Non-cash rent adjustments (1)	(3,817)	(5,226)	(7,756)	(19,914)
Other adjustments (2)	5,793	5,803	16,486	17,820
Total adjustments	3,268	5,951	14,236	12,883
NOI	$68,336	$78,866	$211,427	$238,465
Less: out-of-service NOI loss (3)	(2,261)	(995)	(7,632)	(2,606)
Operating Portfolio NOI	$70,597	$79,861	$219,059	$241,071
Non-Same Store NOI (4)	2,012	11,607	7,466	37,961
Same Store NOI (5)	$68,585	$68,254	$211,593	$203,110

Change in Same Store NOI	0.5%		4.2%
Number of properties in Same Store pool	39		39

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and related party management fees.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

Q3 2024 SUPPLEMENTAL INFORMATION

SECTION THREE

4747 Bethesda Avenue

Water Park

JBG SMITH

SUPPLEMENTAL INFORMATION | Q3 2024

SEP
TABLE OF CONTENTS	SEPTEMBER 30, 2024

DISCLOSURES	SEPTEMBER 30, 2024

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage (Net Debt/Annualized Adjusted EBITDA and Net Debt/total enterprise value) profile and potential offsets for expected increases to our Net Debt / Annualized Adjusted EBITDA; the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon.com, Inc.'s ("Amazon") additional headquarters on the DC metropolitan area and National Landing and the speed with which such impact occurs and Amazon's plans for accelerated hiring and in-person work requirements; whether office trades will occur in the manner and frequency we anticipate; changes to the amount and manner in which tenants use space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether and the pace at which the macroeconomic landscape will improve; whether the Federal Reserve’s interest rate reduction will lead to improved debt availability and such reduction’s impact on the real estate or investment sales markets; whether development opportunities will become more economically viable and our ability to monetize our Development Pipeline; whether the construction and/or delivery of new infrastructure projects in and around National Landing will be completed at all or on the anticipated timeline; whether downward pressure on our earnings and Same Store NOI for the office portfolio and upward pressure on our Net Debt to Annualized Adjusted EBITDA will continue through the end of 2025 and our anticipated ability to lessen that pressure; whether tenant vacates will occur on the timeline we anticipate; our pro forma office occupancy levels in National Landing; whether the industry mix of our office tenants and leasing performance of our office portfolio will shift as anticipated or at all; whether federal spending will be impacted by the 2024 election; whether the strength of our prospective tenant pipeline will result in increases in new leasing activity; our ability to refinance debt secured by our multifamily assets; whether we will be able to successfully reposition certain buildings in our portfolio on the expected timeline, or at all, and the impacts of those conversions, particularly in National Landing; whether low vacancy levels in the DC metropolitan area will result in demand for repositioned assets; our annual dividend per share and dividend yield; annualized Net Operating Income; adjusted annualized Net Operating Income; expected timing, completion, modifications, size and delivery dates for the projects we are developing; the ability of any or all of our National Landing demand drivers, as well as increased in-person work requirements, to materialize and increase performance of, and foot traffic around, our multifamily and commercial portfolios at all or on the timeline anticipated and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket; the impacts of removing certain assets in our portfolio from service; the impact of our role as the developer, property manager and retail leasing agent in connection with Amazon's new headquarters; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, and share repurchases; whether in the case of our Under-Construction assets and assets in the Development Pipeline, estimated square feet, estimated number of units, earliest potential construction start, the estimated completion date, the estimated date of entitlements, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, completion date, yield on cost, weighted average stabilization date, intended type of asset use and potential tenants, Estimated Potential Development Density, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; whether the number of multifamily units and retailers in National Landing will increase to the levels anticipated or open on the timelines anticipated; and whether we will shift the majority of our portfolio to multifamily and concentrate our office portfolio in National Landing.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

DISCLOSURES	SEPTEMBER 30, 2024

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates, invests in, and develops mixed-use properties in high growth and high barrier-to-entry submarkets in and around Washington, DC, most notably National Landing. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's new headquarters; Virginia Tech's under-construction $1 billion Innovation Campus; the submarket’s proximity to the Pentagon; and our retail and digital placemaking initiatives and public infrastructure improvements. In addition, our third-party asset management and real estate services business provides fee-based real estate services to the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds") and other third parties.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in this Investor Package exclude our 10.0% subordinated interest in one commercial building, our 33.5% subordinated interest in four commercial buildings and our 49.0% interest in three commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	SEPTEMBER 30, 2024

Definitions

See pages 39-43 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Consolidated and Unconsolidated Interest Expense
●	Net Debt

COMPANY PROFILE	SEPTEMBER 30, 2024 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of September 30, 2024

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
Kevin P. Reynolds	Chief Development Officer	Dividend yield	4.0%
George L. Xanders	Chief Investment Officer
Steven A. Museles	Chief Legal Officer	Total Enterprise Value (dollars in billions, except share price)
David Ritchey	Chief Commercial Officer	Common share price	$17.48
Evan Regan-Levine	Chief Strategy Officer	Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	98.37
		Total market capitalization	$1.72
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.68
		Less: cash and cash equivalents at JBG SMITH Share	(0.14)
		Net Debt	$2.54
		Total Enterprise Value	$4.26

		Net Debt / Total Enterprise Value	59.6%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	SEPTEMBER 30, 2024 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Nine Months Ended
	September 30, 2024		September 30, 2024

Summary Financial Results
Total revenue	$136,026		$416,530
Net loss attributable to common shareholders	$(26,980)		$(83,629)
Per diluted common share	$(0.32)		$(0.95)
Operating portfolio NOI	$70,597		$219,059
FFO (1)	$23,224		$52,750
Core FFO (1)	$22,977		$73,732
FAD (1)	$18,450		$73,540
FAD payout ratio	97.0%		76.0%
EBITDA (1)	$56,676		$154,877
EBITDAre (1)	$62,028		$159,463
Adjusted EBITDA (1)	$60,010		$176,676
Net Debt / total enterprise value	59.6%		59.6%
Net Debt to annualized Adjusted EBITDA	10.6	x	10.8	x

			September 30, 2024

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)			$2,615,724
Total consolidated and unconsolidated indebtedness (2)			$2,682,417
Weighted average interest rates:
Variable rate debt (3)			6.07%
Fixed rate debt			4.63%
Total debt			5.08%
Cash and cash equivalents			$141,669

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.56%, and 3.61%, and the weighted average maturity date of the interest rate caps is in Q4 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	SEPTEMBER 30, 2024 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share

	Number of	Units /	Units /	%	%	Annualized	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)

Operating
Multifamily (3)
National Landing	4	2,856	2,856	97.5%	96.4%	$75,837	$52,840
DC	9	2,795	2,795	96.8%	95.1%	90,971	60,848
MD	1	322	322	95.0%	94.1%	13,722	11,600
In-Service	14	5,973	5,973	97.0%	95.7%	180,530	125,288
Recently Delivered	2	808	808	60.7%	55.1%	17,499	3,740
Multifamily – total / weighted average	16	6,781	6,781	92.7%	90.6%	$198,029	$129,028

Commercial
National Landing	18	5,826,819	5,826,819	80.2%	78.3%	$203,225	$128,864
Other	5	1,403,989	1,069,145	83.6%	83.4%	46,241	21,260
Commercial - total / weighted average	23	7,230,808	6,895,964	80.7%	79.1%	$249,466	$150,124

Ground Leases (4)	2	—	—	—	—	$—	$3,236

Operating - In-service	39	5,973 Units/ 7,230,808 SF	5,973 Units/ 6,895,964 SF	87.4%	86.0%	$429,996	$278,648
Operating - Recently Delivered	2	808 Units	808 Units	60.7%	55.1%	$17,499	$3,740
Operating - Total / Weighted Average	41	6,781 Units/ 7,230,808 SF	6,781 Units/ 6,895,964 SF	86.0%	84.2%	$447,495	$282,388

Development (5)

Under-Construction	1	775 Units	775 Units

Development Pipeline	18	11,404,000	9,331,100

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $4.3 million from sold assets and $37.4 million from 2101 L Street, 1101 17th Street, 1215 S. Clark Street, 1225 S. Clark Street, and 1235 S. Clark Street.
(3)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	Assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (8) on page 19 for more information.
(5)	Refer to pages 32 – 34 for detail on Under-Construction assets and assets in the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	SEPTEMBER 30, 2024 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	September 30, 2024	December 31, 2023

ASSETS
Real estate, at cost:
Land and improvements	$1,171,458	$1,194,737
Buildings and improvements	4,243,690	4,021,322
Construction in progress, including land	443,908	659,103
	5,859,056	5,875,162
Less: accumulated depreciation	(1,429,079)	(1,338,403)
Real estate, net	4,429,977	4,536,759
Cash and cash equivalents	136,983	164,773
Restricted cash	33,161	35,668
Tenant and other receivables	30,734	44,231
Deferred rent receivable	185,221	171,229
Investments in unconsolidated real estate ventures	100,682	264,281
Deferred leasing costs, net	78,171	81,477
Intangible assets, net	49,045	56,616
Other assets, net	138,503	163,481
TOTAL ASSETS	$5,182,477	$5,518,515

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,816,156	$1,783,014
Revolving credit facility	90,000	62,000
Term loans, net	717,578	717,172
Accounts payable and accrued expenses	99,773	124,874
Other liabilities, net	118,373	138,869
Total liabilities	2,841,880	2,825,929
Commitments and contingencies
Redeemable noncontrolling interests	444,945	440,737
Total equity	1,895,652	2,251,849
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,182,477	$5,518,515

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	SEPTEMBER 30, 2024 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUE
Property rental	$113,349	$120,294	$348,521	$364,919
Third-party real estate services, including reimbursements	17,061	23,942	52,326	69,588
Other revenue	5,616	7,326	15,683	22,112
Total revenue	136,026	151,562	416,530	456,619
EXPENSES
Depreciation and amortization	50,050	50,265	158,211	152,914
Property operating	39,258	37,588	110,791	109,112
Real estate taxes	11,812	14,413	40,006	44,061
General and administrative:
Corporate and other	11,881	11,246	43,855	42,462
Third-party real estate services	16,088	21,405	57,065	67,333
Share-based compensation related to Formation Transaction and special equity awards	—	46	—	397
Transaction and Other Costs	667	1,830	3,005	7,794
Total expenses	129,756	136,793	412,933	424,073
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(745)	(2,263)	4	(1,320)
Interest and other income, net	4,573	7,774	10,105	14,132
Interest expense	(35,267)	(27,903)	(97,400)	(80,580)
Gain (loss) on the sale of real estate, net	(5,352)	906	(5,066)	41,606
Gain (loss) on the extinguishment of debt	43	—	43	(450)
Impairment loss	—	(59,307)	(18,236)	(59,307)
Total other income (expense)	(36,748)	(80,793)	(110,550)	(85,919)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(30,478)	(66,024)	(106,953)	(53,373)
Income tax (expense) benefit	(831)	(77)	40	(672)
NET LOSS	(31,309)	(66,101)	(106,913)	(54,045)
Net loss attributable to redeemable noncontrolling interests	4,365	7,926	12,353	5,961
Net (income) loss attributable to noncontrolling interests	(36)	168	10,931	703
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(26,980)	$(58,007)	$(83,629)	$(47,381)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.32)	$(0.58)	$(0.95)	$(0.45)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	85,292	101,445	89,637	108,351

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2024 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
September 30, 2024

BALANCE SHEET INFORMATION

Total real estate, at cost	$167,752
Less: accumulated depreciation	(15,978)
Real estate, net	151,774
Cash and cash equivalents	4,720
Other assets, net	12,408
Total assets	$168,902
Borrowings, net	$66,693
Other liabilities, net	11,858
Total liabilities	$78,551

	Three Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2024

OPERATING INFORMATION
Total revenue	$2,286	$9,363
Expenses:
Depreciation and amortization	796	3,086
Property operating	1,109	3,075
Real estate taxes	472	1,806
Total expenses	2,377	7,967
Other income (expense):
Interest expense	(1,041)	(3,133)
Gain on the sale of real estate	—	447
Interest and other income, net	24	167

Net loss	$(1,108)	$(1,123)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	335	1,006
Other	28	121
Income (loss) from unconsolidated real estate ventures, net	$(745)	$4

OTHER TANGIBLE ASSETS AND LIABILITIES	SEPTEMBER 30, 2024 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	September 30, 2024

Other Tangible Assets, Net (1)
Restricted cash	$34,117
Tenant and other receivables, net	31,339
Other assets, net	108,147
Total Other Tangible Assets, Net	$173,603

Other Tangible Liabilities, Net
Accounts payable and accrued liabilities	$100,643
Other liabilities, net	82,686
Total Other Tangible Liabilities, Net	$183,329

(1)	Excludes cash and cash equivalents.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2024 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(31,309)		$(66,101)		$(106,913)		$(54,045)
Depreciation and amortization expense	50,050		50,265		158,211		152,914
Interest expense	35,267		27,903		97,400		80,580
Income tax expense (benefit)	831		77		(40)		672
Unconsolidated real estate ventures allocated share of above adjustments	1,837		4,499		6,219		12,781
EBITDA attributable to noncontrolling interests	—		(2)		—		(4)
EBITDA	$56,676		$16,641		$154,877		$192,898
(Gain) loss on the sale of real estate, net	5,352		(906)		5,066		(41,606)
Gain on the sale of unconsolidated real estate assets	—		(641)		(480)		(641)
Real estate impairment loss	—		59,307		—		59,307
Impairment related to unconsolidated real estate ventures (1)	—		3,319		—		3,319

EBITDAre	$62,028		$77,720		$159,463		$213,277
Transaction and Other Costs, net of noncontrolling interests (2)	667		1,830		3,005		7,794
Litigation settlement proceeds, net	—		(3,455)		—		(3,455)
(Income) loss from investments, net	(2,534)		221		(3,206)		(1,114)
Impairment loss related to non-depreciable real estate	—		—		18,236		—
(Gain) loss on the extinguishment of debt	(43)		—		(43)		450
Share-based compensation related to Formation Transaction and special equity awards	—		46		—		397
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(335)		(80)		(1,006)		(588)
Lease liability adjustments	—		—		—		(154)
Unconsolidated real estate ventures allocated share of above adjustments	227		31		227		33

Adjusted EBITDA	$60,010		$76,313		$176,676		$216,640

Net Debt to Annualized Adjusted EBITDA (3)	10.6	x	8.1	x	10.8	x	8.5	x

Net Debt (at JBG SMITH Share)					September 30, 2024		September 30, 2023
Consolidated indebtedness (4)					$2,615,724		$2,523,354
Unconsolidated indebtedness (4)					66,693		79,992
Total consolidated and unconsolidated indebtedness					2,682,417		2,603,346
Less: cash and cash equivalents					141,669		138,282
Net Debt (at JBG SMITH Share)					$2,540,748		$2,465,064

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	See page 45 for the components of Transaction and Other Costs.
(3)	Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the nine months ended September 30, 2024 and 2023 is annualized by multiplying by 1.33.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2024 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

FFO and Core FFO
Net loss attributable to common shareholders	$(26,980)	$(58,007)	$(83,629)	$(47,381)
Net loss attributable to redeemable noncontrolling interests	(4,365)	(7,926)	(12,353)	(5,961)
Net income (loss) attributable to noncontrolling interests	36	(168)	(10,931)	(703)
Net loss	(31,309)	(66,101)	(106,913)	(54,045)
(Gain) loss on the sale of real estate, net of tax	5,352	(906)	3,854	(41,606)
Gain on the sale of unconsolidated real estate assets	—	(641)	(480)	(641)
Real estate depreciation and amortization	48,385	48,568	153,203	147,681
Real estate impairment loss	—	59,307	—	59,307
Impairment related to unconsolidated real estate ventures (1)	—	3,319	—	3,319
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	796	2,984	3,086	8,855
FFO attributable to noncontrolling interests	—	168	—	703
FFO Attributable to OP Units	$23,224	$46,698	$52,750	$123,573
FFO attributable to redeemable noncontrolling interests	(3,725)	(6,600)	(8,238)	(17,050)
FFO Attributable to Common Shareholders	$19,499	$40,098	$44,512	$106,523

FFO attributable to OP Units	$23,224	$46,698	$52,750	$123,573
Transaction and Other Costs, net of tax and noncontrolling interests (2)	754	1,755	2,738	7,465
Litigation settlement proceeds, net	—	(3,455)	—	(3,455)
(Income) loss from investments, net of tax	(1,919)	165	(2,428)	(836)
Impairment loss related to non-depreciable real estate	—	—	18,236	—
Loss from mark-to-market on derivative instruments, net of noncontrolling interests	7	1,572	77	6,714
(Gain) loss on the extinguishment of debt	(43)	—	(43)	450
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(335)	(80)	(1,006)	(588)
Share-based compensation related to Formation Transaction and special equity awards	—	46	—	397
Lease liability adjustments	—	—	—	(154)
Amortization of management contracts intangible, net of tax	1,059	1,031	3,178	3,161
Unconsolidated real estate ventures allocated share of above adjustments	230	63	230	104
Core FFO Attributable to OP Units	$22,977	$47,795	$73,732	$136,831
Core FFO attributable to redeemable noncontrolling interests	(3,685)	(6,755)	(11,438)	(18,858)
Core FFO Attributable to Common Shareholders	$19,292	$41,040	$62,294	$117,973
FFO per common share - diluted	$0.23	$0.40	$0.50	$0.98
Core FFO per common share - diluted	$0.23	$0.40	$0.69	$1.09
Weighted average shares - diluted (FFO and Core FFO)	85,446	101,461	89,806	108,359

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2024 (Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

FAD
Core FFO attributable to OP Units	$22,977	$47,795	$73,732	$136,831
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (3)	(10,221)	(9,225)	(31,351)	(28,621)
Straight-line and other rent adjustments (4)	(3,817)	(5,226)	(7,756)	(19,914)
Third-party lease liability assumption (payments) refunds	—	—	(25)	70
Share-based compensation expense	4,810	5,995	25,053	24,480
Amortization of debt issuance costs	4,030	3,372	11,963	6,022
Unconsolidated real estate ventures allocated share of above adjustments	381	875	1,041	1,918
Non-real estate depreciation and amortization	290	323	883	1,019
FAD available to OP Units (A)	$18,450	$43,909	$73,540	$121,805
Distributions to common shareholders and unitholders (B)	$17,891	$26,801	$55,901	$84,104
FAD Payout Ratio (B÷A) (5)	97.0%	61.0%	76.0%	69.0%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,808	$3,964	$10,365	$11,644
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	—	10	16	45
Second-generation tenant improvements and leasing commissions	5,413	5,222	20,949	16,769
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	29	21	163
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	10,221	9,225	31,351	28,621
Non-recurring capital expenditures	1,718	10,422	8,508	31,019
Share of non-recurring capital expenditures from unconsolidated real estate ventures	—	—	28	5
First-generation tenant improvements and leasing commissions	1,367	7,288	6,584	14,587
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	18	94	105	647
Non-recurring capital expenditures	3,103	17,804	15,225	46,258
Total JBG SMITH Share of Capital Expenditures	$13,324	$27,029	$46,576	$74,879

(1)	Related to decreases in the value of the underlying real estate assets.
(2)	See page 45 for the components of Transaction and Other Costs.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	SEPTEMBER 30, 2024 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended September 30, 2024

Service Revenue
Property management fees	$3,903
Asset management fees	1,139
Development fees	323
Leasing fees	998
Construction management fees	342
Other service revenue	1,551
Total Revenue (1)	$8,256
Pro rata adjusted general and administrative expense: third-party real estate services (2)	(7,166)
Total Services Revenue Less Allocated General and Administrative Expenses (3)	$1,090

(1)	Service revenues from real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each real estate venture. Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $8.6 million of reimbursement revenue and $0.2 million of service revenue from our economic interest in real estate ventures that are excluded from this table.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and the JBG Legacy Funds. We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and the JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	SEPTEMBER 30, 2024 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended September 30, 2024
		Adjustments (1)
	Per Statement			Pro Rata
	of Operations	A	B	Adjusted

General and Administrative Expenses
Corporate and other	$11,881	$—	$334	$12,215
Third-party real estate services	16,088	(8,588)	(334)	7,166

Total	$27,969	$(8,588)	$—	$19,381

(1)	Adjustments:

A  -  Removes $8.6 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

B  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of general and administrative expenses from "Corporate and other" to "Third-party real estate services."

SAME STORE NOI (NON-GAAP)	SEPTEMBER 30, 2024 (Unaudited)

Summary & Same Store NOI

dollars in thousands, at JBG SMITH share
	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change

Same Store (1)
Multifamily
Revenue	$50,668	$49,016	3.4%	$151,385	$143,270	5.7%
Expenses	(20,430)	(19,790)	3.2%	(59,061)	(56,781)	4.0%
Same Store NOI	$30,238	$29,226	3.5%	$92,324	$86,489	6.7%

Commercial
Revenue	$60,311	$63,266	(4.7%)	$182,954	$188,435	(2.9%)
Expenses	(22,773)	(24,831)	(8.3%)	(66,771)	(73,622)	(9.3%)
Same Store NOI	$37,538	$38,435	(2.3%)	$116,183	$114,813	1.2%

Ground Leases
Same Store NOI	$809	$593	36.4%	$3,086	$1,808	70.7%

Total Same Store NOI	$68,585	$68,254	0.5%	$211,593	$203,110	4.2%
Non-Same Store NOI	2,012	11,607	(82.7%)	7,466	37,961	(80.3%)
Total Operating Portfolio NOI	$70,597	$79,861	(11.6%)	$219,059	$241,071	(9.1%)

(1)	Same Store refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	SEPTEMBER 30, 2024 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended September 30, 2024 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Leases (8)	Total
Number of operating assets	39	2	16	23	2	41
Property rental (1)	$99,355	$2,282	$49,654	$51,412	$571	$101,637
Tenant expense reimbursement	3,961	122	946	3,137	—	4,083
Other revenue (2)	11,875	16	5,879	5,762	250	11,891
Total revenue	115,191	2,420	56,479	60,311	821	117,611

Operating expenses	(45,806)	(920)	(24,222)	(22,492)	(12)	(46,726)
Ground rent expense	(288)	—	—	(288)	—	(288)
Total expenses	(46,094)	(920)	(24,222)	(22,780)	(12)	(47,014)

Operating Portfolio NOI (3)	$69,097	$1,500	$32,257	$37,531	$809	$70,597

Annualized NOI (4)	$276,388	$6,000	$129,028	$150,124	$3,236	$282,388
Additional Information
Free Rent (at 100% share)	$9,299	$97	$2,039	$6,940	$417	$9,396
Free Rent (at JBG SMITH Share)	$9,299	$32	$2,039	$6,875	$417	$9,331
Annualized Free Rent (at JBG SMITH Share) (5)	$37,196	$128	$8,156	$27,500	$1,668	$37,324
% occupied (at JBG SMITH Share) (6)	84.2%	86.0%	90.6%	79.1%	—	84.2%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$4,028	$400	$1,588	$2,840	$—	$4,428
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$4,028	$80	$1,588	$2,520	$—	$4,108

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $6.4 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $3.8 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(4)	Annualized NOI includes $4.3 million from sold assets and $37.4 million from 2101 L Street, 1101 17th Street, 1215 S. Clark Street, 1225 S. Clark Street, and 1235 S. Clark Street.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2024 multiplied by four.
(6)	Assets operated as short-term rental properties (2221 S. Clark Street – Residential and 900 W Street), and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from the Percent Occupied metric.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2024.
(8)	Includes 1700 M Street and 1831/1861 Wiehle Avenue for which we are the ground lessor. The ground rent is currently $4.95 million per annum and includes market escalations and CPI resets. The ground lease expires on December 4, 2117. Ground rent on 1831/1861 Wiehle Avenue is currently $500,000 per annum. The ground lease expires on April 29, 2121.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	SEPTEMBER 30, 2024 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended September 30, 2024 at JBG SMITH Share
	Consolidated	National Landing	DC	MD	Total
Number of operating assets	16	6	9	1	16
Property rental (1)	$49,654	$22,595	$23,723	$3,336	$49,654
Tenant expense reimbursement	946	107	804	35	946
Other revenue (2)	5,879	2,782	2,805	292	5,879
Total revenue	56,479	25,484	27,332	3,663	56,479

Operating expenses	(24,222)	(11,339)	(12,120)	(763)	(24,222)
Ground rent expense	—	—	—	—	—
Total expenses	(24,222)	(11,339)	(12,120)	(763)	(24,222)

Operating Portfolio NOI (3)	$32,257	$14,145	$15,212	$2,900	$32,257

Annualized NOI (4)	$129,028	$56,580	$60,848	$11,600	$129,028
Additional Information
Free Rent (at 100% share)	$2,039	$528	$1,446	$65	$2,039
Free Rent (at JBG SMITH Share)	$2,039	$528	$1,446	$65	$2,039
Annualized Free Rent (at JBG SMITH Share) (5)	$8,156	$2,112	$5,784	$260	$8,156
% occupied (at JBG SMITH Share) (6)	90.6%	86.7%	95.1%	94.1%	90.6%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$1,588	$1,116	$412	$60	$1,588
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$1,588	$1,116	$412	$60	$1,588

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $2.1 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $1.9 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(4)	Annualized NOI includes $4.3 million from sold assets.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2024 multiplied by four.
(6)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of September 30, 2024.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	SEPTEMBER 30, 2024 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended September 30, 2024 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	21	2	18	5	23
Property rental (1)	$49,130	$2,282	$43,775	$7,637	$51,412
Tenant expense reimbursement	3,015	122	2,366	771	3,137
Other revenue (2)	5,746	16	5,406	356	5,762
Total revenue	57,891	2,420	51,547	8,764	60,311

Operating expenses	(21,572)	(920)	(19,331)	(3,161)	(22,492)
Ground rent expense	(288)	—	—	(288)	(288)
Total expenses	(21,860)	(920)	(19,331)	(3,449)	(22,780)

Operating Portfolio NOI (3)	$36,031	$1,500	$32,216	$5,315	$37,531

Annualized NOI (4)	$144,124	$6,000	$128,864	$21,260	$150,124
Additional Information
Free Rent (at 100% share)	$6,843	$97	$4,288	$2,652	$6,940
Free Rent (at JBG SMITH Share)	$6,843	$32	$4,288	$2,587	$6,875
Annualized Free Rent (at JBG SMITH Share) (5)	$27,372	$128	$17,152	$10,348	$27,500
% occupied (at JBG SMITH Share)	78.9%	86.0%	78.3%	83.4%	79.1%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$2,440	$400	$2,440	$400	$2,840
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$2,440	$80	$2,440	$80	$2,520

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $4.3 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $1.9 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(4)	Annualized NOI includes $37.4 million from 2101 L Street, 1101 17th Street, 1215 S. Clark Street, 1225 S. Clark Street, and 1235 S. Clark Street.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2024 multiplied by four.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2024.

SIGNED BUT NOT YET COMMENCED LEASES	SEPTEMBER 30, 2024 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026

Multifamily
Operating	C	$1,588	$172	$212	$281	$362	$387	$397

Commercial
Operating	C	$2,440	$491	$560	$560	$560	$560	$610
Operating	U	80	—	20	20	20	20	20
Total		$2,520	$491	$580	$580	$580	$580	$630

Total		$4,108	$663	$792	$861	$942	$967	$1,027

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2024.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	SEPTEMBER 30, 2024 (Unaudited)

Leasing Activity - Multifamily

	Three Months Ended September 30,
	2024	2023
Effective new lease rates (1)	4.5%	3.2%
Effective renewal lease rates (1)	6.1%	5.0%
Effective blended lease rates (1)	5.4%	4.1%

Renewal rate	60.0%	56.3%

Note: At JBG SMITH Share. Includes assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. Excludes non-market units and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rates versus expiring rates, net of concessions. Excludes leases with lease terms less than nine months.

LEASING ACTIVITY - OFFICE	SEPTEMBER 30, 2024 (Unaudited)

Leasing Activity – Office

square feet in thousands	Three Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2024
Square feet leased:
At 100% share	150	501
At JBG SMITH Share	150	496
First-generation space: New	5	51
Second-generation space: New	41	190
Second-generation space: Renewal	104	255
Initial rent (1)	$47.12	$46.53
Straight-line rent (2)	$47.50	$46.95
Weighted average lease term (years)	6.3	6.0
Weighted average Free Rent period (months)	4.0	4.6
Tenant improvements:
Per square foot	$24.53	$37.81
Per square foot per annum	$3.90	$6.32
% of initial rent	8.3%	13.6%
Leasing commissions:
Per square foot	$4.88	$7.96
Per square foot per annum	$0.78	$1.33
% of initial rent	1.6%	2.9%
Second-generation space:
Square feet	106	406
Cash basis:
Initial rent (1)	$47.04	$47.12
Prior escalated rent	$46.48	$46.42
% change	1.2%	1.5%
GAAP basis:
Straight-line rent (2)	$47.07	$47.51
Prior straight-line rent	$43.44	$43.34
% change	8.4%	9.6%

Note: At JBG SMITH Share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of the recognition of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage and weighted average Free Rent period is weighted by Annualized Rent. Percentage rent is excluded from the initial rent, straight-line rent, Free Rent and mark-to-market metrics.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	SEPTEMBER 30, 2024 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	35	184,317	3.2%	$6,239	2.4%	$33.85	$33.85
2024	31	413,200	7.2%	18,707	7.1%	45.27	43.40
2025	62	502,192	8.7%	23,500	9.0%	46.80	47.58
2026	43	225,446	3.9%	11,146	4.2%	49.44	50.93
2027	39	594,998	10.3%	28,756	11.0%	48.33	51.20
2028	32	389,858	6.8%	17,991	6.9%	46.15	50.12
2029	31	249,274	4.3%	11,774	4.5%	47.23	52.44
2030	23	621,682	10.8%	30,619	11.7%	49.25	50.38
2031	26	560,031	9.7%	21,546	8.2%	38.47	41.63
2032	18	630,083	10.9%	25,499	9.7%	40.47	43.60
Thereafter	75	1,400,343	24.2%	66,520	25.3%	48.87	62.28
Total / Weighted Average	415	5,771,424	100.0%	$262,297	100.0%	$45.76	$50.50

Note: Includes all leases as of September 30, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.6 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of September 30, 2024, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	SEPTEMBER 30, 2024 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	35	1,697,058	29.4%	$67,577	25.8%
2	Amazon	3	357,339	6.2%	16,317	6.2%
3	Lockheed Martin Corporation	2	207,095	3.6%	10,275	3.9%
4	Public Broadcasting Service	1	120,328	2.1%	4,962	1.9%
5	Accenture LLP	2	102,756	1.8%	4,942	1.9%
6	Greenberg Traurig LLP	1	64,090	1.1%	4,594	1.8%
7	Family Health International	1	59,514	1.0%	4,138	1.6%
8	Booz Allen Hamilton Inc	3	79,712	1.4%	3,864	1.5%
9	American Diabetes Association	1	80,998	1.4%	3,816	1.5%
10	National Consumer Cooperative	1	65,736	1.1%	3,310	1.3%
11	SAIC	3	62,963	1.1%	3,086	1.2%
12	Whole Foods Market Group Inc	2	81,582	1.4%	2,736	1.0%
13	Technomics Inc	1	60,726	1.1%	2,635	1.0%
14	Cushman & Wakefield U.S. Inc	1	38,008	0.7%	2,612	1.0%
15	Food Marketing Institute	1	44,196	0.8%	2,377	0.9%
16	Na Ali'i Consulting & Sales LLC	2	49,555	0.9%	2,299	0.9%
17	DRS Tech Inc dba Finmeccanica	1	46,184	0.8%	2,221	0.8%
18	Nooks LLC	1	46,381	0.8%	2,198	0.8%
19	Dominion Dental USA Inc	1	43,806	0.8%	2,089	0.8%
20	IFES	1	34,967	0.6%	2,083	0.8%
	Other	351	2,428,430	41.9%	114,166	43.4%
	Total	415	5,771,424	100.0%	$262,297	100.0%

Note: Includes all leases as of September 30, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	SEPTEMBER 30, 2024 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	39	1,706,415	29.6%	$68,051	25.9%
2	Government Contractors	89	1,364,599	23.6%	65,510	25.0%
3	Business Services	26	693,959	12.0%	33,107	12.6%
4	Member Organizations	35	489,105	8.5%	24,533	9.4%
5	Health Services	26	244,267	4.2%	10,991	4.2%
6	Food and Beverage	55	173,207	3.0%	9,773	3.7%
7	Real Estate	24	192,033	3.3%	7,967	3.0%
8	Communications	3	160,690	2.8%	6,865	2.6%
9	Legal Services	11	97,545	1.7%	6,305	2.4%
10	Educational Services	6	62,506	1.1%	3,049	1.2%
	Other	101	587,098	10.2%	26,146	10.0%
	Total	415	5,771,424	100.0%	$262,297	100.0%

Note: Includes all leases as of September 30, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2024 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q3 2023 ‑ 2024 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

National Landing
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,327,551	1,324,889	2,662	98.2%	97.1%	100.0%	$40,863	$2,088	$2.64
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	96.0%	94.7%	100.0%	25,928	3,062	3.70
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	97.4%	95.8%	100.0%	9,046	2,945	2.88
2221 S. Clark Street- Residential (5)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	62.4%	62.4%	—	3,532	2,183	4.82

DC
West Half	Ballpark	100.0%	C	Y / Y	2019 / N/A	465	385,368	343,089	42,279	94.4%	90.3%	90.7%	$15,665	$2,614	$3.60
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	97.4%	96.5%	100.0%	12,566	2,241	3.36
The Batley	Union Market	100.0%	C	Y / Y	2019 / N/A	432	300,388	300,388	—	97.9%	97.0%	—	12,807	2,547	3.65
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	98.6%	97.9%	—	12,993	3,909	4.06
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	96.6%	93.5%	100.0%	10,508	2,453	3.20
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,143	221,788	23,355	96.6%	96.8%	89.2%	10,775	2,717	3.78
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	96.6%	94.8%	100.0%	9,482	2,445	3.51
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,379	135,499	18,880	97.3%	96.3%	86.6%	6,175	2,739	3.26
900 W Street (5)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	82.1%	80.0%	—	4,128	4,527	6.43

MD
8001 Woodmont	Bethesda CBD	100.0%	C	Y / Y	2021 / N/A	322	363,947	344,405	19,542	95.0%	94.1%	95.3%	$13,722	$3,482	$3.26

Total / Weighted Average (5)						5,973	4,938,088	4,700,385	237,703	97.0%	95.7%	95.8%	$180,530	$2,599	$3.25

Recently Delivered

National Landing
Reva (6)	National Landing	100.0%	C	N/N	2024 / N/A	471	324,188	310,417	13,771	56.8%	51.2%	27.9%	$7,993	$2,670	$4.05
The Grace (6)	National Landing	100.0%	C	N/N	2024 / N/A	337	311,903	287,229	24,674	64.7%	60.5%	66.8%	9,506	3,510	4.09

Total / Weighted Average						808	636,091	597,646	38,445	60.7%	55.1%	52.9%	$17,499	$3,055	$4.07

Operating - Total / Weighted Average (5)						6,781	5,574,179	5,298,031	276,148	92.7%	90.6%	89.9%	$198,029	$2,633	$3.31

Under-Construction

National Landing
2000/2001 South Bell Street (7)	National Landing	—	C			775	580,966	561,961	19,005

Under-Construction - Total						775	580,966	561,961	19,005

Total						7,556	6,155,145	5,859,992	295,153

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2024 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q3 2023 ‑ 2024 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

Totals at JBG SMITH Share (5)

National Landing						2,856	2,315,347	2,269,045	46,302	97.5%	96.4%	100.0%	$75,837	$2,427	$2.95
DC						2,795	2,258,794	2,086,935	171,859	96.8%	95.1%	94.8%	90,971	2,664	3.58
MD						322	363,947	344,405	19,542	95.0%	94.1%	95.3%	13,722	3,482	3.26
In-Service assets						5,973	4,938,088	4,700,385	237,703	97.0%	95.7%	95.8%	$180,530	$2,599	$3.25
Recently Delivered assets						808	636,091	597,646	38,445	60.7%	55.1%	52.9%	17,499	3,055	4.07
Operating - Total/Weighted Average						6,781	5,574,179	5,298,031	276,148	92.7%	90.6%	89.9%	$198,029	$2,633	$3.31
Under-Construction assets						775	580,966	561,961	19,005

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q2 2024	15	5,323,044 SF/ 6,318 Units	5,323,044 SF/ 6,318 Units
Acquisitions	—	—	—
Placed into service (6)	2	636,091 SF/ 808 Units	636,091 SF/ 808 Units
Dispositions (8)	(1)	(384,956) SF/ (345) Units	(384,956) SF/ (345) Units
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	—	—
Q3 2024	16	5,574,179 SF/ 6,781 Units	5,574,179 SF/ 6,781 Units

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(6)	In Q2 2024, we delivered 1900 Crystal Drive. It was rebranded as The Grace and Reva and placed into service in Q3 2024.
(7)	See footnote (2) on page 32.
(8)	See disposition activity on page 35.

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2024 (Unaudited)

Property Table – Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q3 2023 ‑ 2024 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

National Landing
1550 Crystal Drive (5)	National Landing	100.0%	C	Y / Y	1980 / 2020	555,464	449,153	106,311	90.6%	85.0%	100.0%	$22,008	$44.52	$47.18
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,922	504,335	5,587	89.7%	89.6%	100.0%	21,656	47.77	11.68
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,635	489,010	10,625	47.3%	46.7%	74.3%	11,667	50.53	17.01
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,869	416,942	51,927	74.2%	71.3%	97.4%	16,291	48.11	39.34
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,505	433,743	6,762	56.0%	56.8%	—	12,470	50.58	—
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,375	390,318	12,057	84.0%	83.8%	92.6%	14,817	49.61	47.81
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,674	336,328	48,346	78.0%	75.6%	95.0%	12,122	43.13	25.20
241 18th Street S. (5) (9)	National Landing	100.0%	C	Y / Y	1977 / 2013	348,255	334,091	14,164	90.3%	89.9%	100.0%	13,296	43.50	16.76
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,614	34.70	34.11
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	329,687	317,474	12,213	99.8%	99.8%	100.0%	12,909	38.97	46.43
251 18th Street S. (5)	National Landing	100.0%	C	Y / Y	1975 / 2013	306,265	293,902	12,363	100.0%	90.9%	100.0%	12,748	45.28	53.13
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,223	263,373	12,850	98.4%	99.2%	80.9%	11,159	41.91	19.79
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	274,912	274,912	—	32.2%	32.2%	—	3,410	38.57	—
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	100.0%	100.0%	100.0%	12,484	45.73	43.17
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	52.8%	52.8%	—	4,926	45.98	—
2200 Crystal Drive (5)	National Landing	100.0%	C	Y / Y	1968 / 2006	142,879	142,879	—	100.0%	100.0%	—	6,838	47.86	—
Crystal Drive Retail (5)	National Landing	100.0%	C	Y / Y	2003 / 2004	42,938	—	42,938	100.0%	—	100.0%	2,584	—	60.18
Crystal City Shops at 2100 (5)	National Landing	100.0%	C	Y / Y	1968 / 2006	31,509	—	31,509	100.0%	—	100.0%	227	—	7.20

Other
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	375,493	344,173	31,320	75.1%	74.6%	80.3%	$19,019	$68.67	$55.19
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	305,006	278,644	26,362	90.2%	90.0%	92.4%	12,342	44.54	48.12
One Democracy Plaza (6) (7)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,141	211,003	2,138	86.7%	86.9%	70.5%	5,401	29.29	20.53
4747 Bethesda Avenue (8)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	100.0%	97.9%	100.0%	21,440	71.54	97.99
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	209,814	200,060	9,754	80.0%	79.9%	82.8%	9,441	55.60	68.79

Operating - Total / Weighted Average						7,230,808	6,762,524	468,284	81.4%	79.8%	93.9%	$270,869	$47.11	$42.23

Total at JBG SMITH Share
National Landing						5,826,819	5,442,418	384,401	80.2%	78.3%	95.3%	$203,225	$44.78	$38.28
Other						1,069,145	1,001,098	68,047	83.6%	83.4%	85.7%	46,241	51.59	54.47
Operating - Total / Weighted Average						6,895,964	6,443,516	452,448	80.7%	79.1%	93.9%	$249,466	$45.91	$40.50

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2024 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q2 2024	23	7,231,827	6,897,062
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment (9)	—	(1,400)	(1,400)
Portfolio reclassification	—	—	—
Building re-measurements	—	381	302
Other	—	—	—

Q3 2024	23	7,230,808	6,895,964

Note:  At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents annualized retail rent divided by occupied retail square footage. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	555,464	3,270
241 18th Street S.	348,255	14,144
251 18th Street S.	306,265	33,265
2200 Crystal Drive	142,879	140,729
Crystal Drive Retail	42,938	14,027
Crystal City Shops at 2100	31,509	40,706
2221 S. Clark Street - Office	-	35,182

(6)	Subject to a ground lease with an expiration date of 11/17/2084.
(7)	Not Metro-Served.
(8)	Includes JBG SMITH's corporate office lease for approximately 84,400 SF.
(9)	In Q3 2024, we took 1,400 SF of retail space at 241 18th Street S. out of service.

PROPERTY TABLE – UNDER-CONSTRUCTION	SEPTEMBER 30, 2024 (Unaudited)

Property Table – Under Construction

dollars in thousands
					Schedule			At JBG SMITH Share
			Estimated	Estimated		Estimated	Estimated		Estimated	Estimated
		%	Square	Number of	Construction	Completion	Stabilization	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Date	Cost (1)	Investment	Investment

Multifamily
National Landing
2000/2001 South Bell Street (2)	National Landing	—	580,966	775	Q1 2022	Q1 2025 - Q3 2025	Q4 2026	$292,332	$51,103	$343,435

Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment	6.2%
Estimated Incremental Investment	41.4%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$21.1

Note: At 100% share, unless otherwise noted.

(1)	Historical Cost excludes certain GAAP adjustments such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.
(2)	We leased the land underlying 2000/2001 South Bell Street to a lessee, which is constructing a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 2000/2001 South Bell Street, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. The ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $208.5 million. As of September 30, 2024, $147.4 million was outstanding under the mortgage loan. See page 37 for additional information. The ground lessee was obligated to invest $16.0 million of equity funding, all of which was funded, and JBG SMITH is obligated to provide additional project funding through a mezzanine loan to the ground lessee. We determined that 2000/2001 South Bell Street is a variable interest entity (“VIE”) and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our condensed consolidated balance sheets. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 2000/2001 South Bell Street's full cost, debt balance and other metrics are included at 100% in the JBG SMITH Share metrics presented within this Investor Package.

PROPERTY TABLE – DEVELOPMENT PIPELINE	SEPTEMBER 30, 2024 (Unaudited)

Property Table – Development

dollars in thousands

			Earliest
			Potential					Estimated
		%	Construction	Estimated Potential Development Density (SF)				Number of
Asset	Submarket	Ownership	Start Date (1)	Total	Multifamily	Office	Retail	Units

National Landing
1415 S. Eads Street	National Landing	100.0%	2024	538,000	533,800	—	4,200	570
RiverHouse Land	National Landing	100.0%	2025	2,046,900	2,020,500	—	26,400	1,515
2250 Crystal Drive	National Landing	100.0%	2025	696,200	681,300	—	14,900	825
223 23rd Street	National Landing	100.0%	2025	492,100	484,100	—	8,000	610
3330 Exchange Avenue	National Landing	50.0%	2025	239,800	216,400	—	23,400	240
101 12th Street S.	National Landing	100.0%	2025	239,600	—	234,400	5,200	—
3331 Exchange Avenue	National Landing	50.0%	2025	180,600	164,300	—	16,300	170
Potomac Yard Landbay F/G/H	National Landing	50.0% / 100.0%	2026	2,614,000	1,147,000	1,369,000	98,000	1,240
2100/2200 Crystal Drive Land (2)	National Landing	100.0%	2026	510,000	510,000	—	—	500
2525 Crystal Drive	National Landing	100.0%	2026	373,000	370,000	—	3,000	370
1800 South Bell Street	National Landing	100.0%	2026	311,000	—	307,000	4,000	—
DC
Gallaudet Parcel 2-3 (3)	Union Market	100.0%	2025	819,100	758,200	—	60,900	820
Capitol Point - North	NoMa	100.0%	2025	451,400	434,100	—	17,300	470
Gallaudet Parcel 4 (3)	Union Market	100.0%	2026	644,200	605,200	—	39,000	645
Other Development Parcels (4)				1,248,100	142,200	1,105,900	—	—

Total				11,404,000	8,067,100	3,016,300	320,600	7,975

Totals at JBG SMITH Share
National Landing				7,224,100	5,713,600	1,375,900	134,600	5,565
DC				2,107,000	1,840,200	149,600	117,200	1,935
				9,331,100	7,553,800	1,525,500	251,800	7,500

			Fully Entitled	4,734,200	3,729,800	806,000	198,400	4,145
			Entitlement In Process	4,596,900	3,824,000	719,500	53,400	3,355
				9,331,100	7,553,800	1,525,500	251,800	7,500

Historical Cost at JBG SMITH Share (5)	$ 388,403

See footnotes on page 34.

PROPERTY TABLE – DEVELOPMENT PIPELINE	SEPTEMBER 30, 2024 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	Represents the earliest potential year in which construction could commence, subject to receipt of full entitlements, completion of design and market conditions. Office developments are pre-lease dependent.
(2)	Currently encumbered by one operating commercial asset.
(3)	Controlled through an option to acquire a leasehold interest with estimated stabilized annual ground rent payments totaling approximately $3.8 million.
(4)	Comprises four assets in which we have a minority interest.
(5)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.

DISPOSITION ACTIVITY	SEPTEMBER 30, 2024 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

					Total Square Feet /	Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Units	Price

Q1 2024
North End Retail	100.0%	Multifamily	Washington, DC	January 22, 2024	27,355 SF	$14,250
Central Place Tower	50.0%	Commercial	Arlington, VA	February 13, 2024	275,797 SF	162,500
Subtotal						$176,750

Q2 2024
None

Q3 2024
Fort Totten Square	100.0%	Multifamily	Washington, DC	September 17, 2024	345 Units / 130,664 Retail SF	$86,800

Total						$263,550

DEBT SUMMARY	SEPTEMBER 30, 2024 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2024	2025	2026	2027	2028	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment)	$—	$—	$—	$90,000	$—	$—	$90,000
Term loans ($720 million commitment)	—	—	200,000	—	520,000	—	720,000
Total unsecured debt	—	—	200,000	90,000	520,000	—	810,000
Secured Debt:
Consolidated principal balance	120,933	307,710	321,976	323,301	85,000	670,003	1,828,923
Unconsolidated principal balance	—	33,000	—	35,000	—	—	68,000
Total secured debt	120,933	340,710	321,976	358,301	85,000	670,003	1,896,923

Total Consolidated and Unconsolidated Principal Balance	$120,933	$340,710	$521,976	$448,301	$605,000	$670,003	$2,706,923

% of total debt maturing	4.5%	12.6%	19.3%	16.6%	22.4%	24.6%	100.0%
% floating rate (1)	—	—	52.6%	60.8%	14.0%	32.5%	31.4%
% fixed rate (2)	100.0%	100.0%	47.4%	39.2%	86.0%	67.5%	68.6%

Weighted Average Interest Rates
Variable rate (3)	—	—	6.71%	6.53%	6.55%	4.50%	6.07%
Fixed rate	3.97%	3.61%	5.31%	4.44%	4.48%	5.46%	4.63%
Total Weighted Average Interest Rates	3.97%	3.61%	6.05%	5.71%	4.77%	5.15%	5.08%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility	Term Loan	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$90,000	$200,000	$400,000	$120,000	$810,000
Letters of credit	$15,667	$—	$—	$—	$15,667
Undrawn capacity	$644,333	$—	$—	$—	$644,333
Interest rate spread (4)	1.50%	1.34%	1.39%	1.40%	1.39%
All-In interest rate (5)	6.46%	5.34%	4.20%	5.41%	4.91%
Initial maturity date	Jun‑27	Jan‑26	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 91.4% of our debt is fixed or hedged.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.56% and 3.61%, and the weighted average maturity date of the interest rate caps is in Q4 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(4)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(5)	The all-in interest rate is inclusive of interest rate swaps. As of September 30, 2024, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan.

DEBT BY INSTRUMENT	SEPTEMBER 30, 2024 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
2101 L Street	100.0%	$120,933	3.97%	Fixed	3.97%	11/15/24	11/15/24
RiverHouse Apartments	100.0%	307,710	S + 1.39%	Swap	3.55%	04/01/25	04/01/25
The Grace and Reva (4)	100.0%	216,976	S + 2.61%	Cap	7.11%	04/25/26	04/25/26
1215 S. Clark Street (5)	100.0%	105,000	S + 1.35%	Swap	5.17%	12/22/26	12/22/26
Tranche A‑1 Term Loan	100.0%	200,000	S + 1.34%	Swap	5.34%	01/14/26	01/14/27
8001 Woodmont	100.0%	100,414	4.82%	Fixed	4.82%	01/15/27	01/15/27
2000/2001 South Bell Street (6)	—	147,388	S + 2.25%	Cap	6.77%	01/22/27	01/22/27
1235 S. Clark Street	100.0%	75,499	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.39%	Swap	4.20%	01/13/28	01/13/28
Revolving Credit Facility (7)	100.0%	90,000	S + 1.50%	—	6.46%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.40%	Swap	5.41%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	6.55%	07/27/28	07/27/28
WestEnd25	100.0%	97,500	S + 1.45%	Swap	4.16%	08/05/29	08/05/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
1221 Van Street	100.0%	87,253	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (8)	100.0%	217,453	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,638,923
Deferred financing costs and premium / (discount) - mortgage loans		(12,767)
Deferred financing costs - revolving credit facility and term loans		(10,432)
Total Consolidated Indebtedness		$2,615,724

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,816,156
Revolving credit facility		90,000
Deferred financing costs, net (included in other assets)		(8,010)
Term loans		717,578
Total Consolidated Indebtedness		$2,615,724

DEBT BY INSTRUMENT	SEPTEMBER 30, 2024 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
1101 17th Street	55.0%	$60,000	S + 1.31%	Swap	4.13%	06/13/25	06/13/25
4747 Bethesda Avenue (9)	20.0%	175,000	S + 1.35%	Cap	5.73%	02/20/27	02/20/27
Total Unconsolidated Principal Balance		235,000
Deferred financing costs and premium / (discount)		(6,480)
Total Unconsolidated Indebtedness		$228,520

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,638,923
Unconsolidated principal balance at JBG SMITH Share		68,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,706,923

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,615,724
Unconsolidated indebtedness at JBG SMITH Share		66,693
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,682,417

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.56% and 3.61%, and the weighted average maturity date of the interest rate caps is in Q4 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	September 30, 2024 one-month term SOFR of 4.85% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	The notional value of the interest rate cap was $217.0 million with a cap strike rate of 4.50% as of September 30, 2024. The maximum principal balance of this loan is $227.0 million.
(5)	The notional value of the 1215 S. Clark Street interest rate swap was $47.5 million as of September 30, 2024.
(6)	We leased the land associated with 2000/2001 South Bell Street to a lessee which will construct the asset. In December 2021, the ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $208.5 million. The notional value of the interest rate cap was $140.7 million with a cap strike rate of 4.50% as of September 30, 2024. See footnote (2) on page 32 for additional information.
(7)	September 30, 2024 daily SOFR of 4.96% applied to the revolving credit facility.
(8)	The cap strike rate for this loan was 1.99% as of September 30, 2024.
(9)	The cap strike rate for this loan was 4.38% as of September 30, 2024.

DEFINITIONS	SEPTEMBER 30, 2024

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of September 30, 2024, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of September 30, 2024, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, in-place monthly base rent before Free Rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of September 30, 2024, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of September 30, 2024. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other

DEFINITIONS	SEPTEMBER 30, 2024

factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of September 30, 2024.

DEFINITIONS	SEPTEMBER 30, 2024

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of September 30, 2024.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our: (i) 10.0% subordinated interest in one commercial building, (ii) 33.5% subordinated interest in four commercial buildings and (iii) 49.0% interest in three commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures; these interests and debt are excluded because our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended September 30, 2024 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Annualized NOI," "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended September 30, 2024 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

DEFINITIONS	SEPTEMBER 30, 2024

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected Annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of September 30, 2024, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of September 30, 2024, and is calculated as (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses," a non-GAAP financial measure, represents general and administrative expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended September 30, 2024.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of September 30, 2024, have been executed but for which rent has not commenced.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet,  (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (iii) for Under-Construction

DEFINITIONS	SEPTEMBER 30, 2024

assets, management's estimate of approximate rentable square feet based on current design plans as of September 30, 2024, and (iv) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned or controlled as of September 30, 2024.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended September 30, 2024.

.

APPENDIX – INTEREST EXPENSE	SEPTEMBER 30, 2024 (Unaudited)

	Three Months Ended September 30, 2024
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$35,142	$866		$36,008
Amortization of deferred financing costs	4,081	175		4,256
Net unrealized loss on non-designated derivatives (2)	8	—		8
Capitalized interest	(3,964)	—		(3,964)
Total	$35,267	$1,041		$36,308

	Nine Months Ended September 30, 2024
	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$97,216	$2,516		$99,732
Amortization of deferred financing costs	12,163	578		12,741
Interest expense related to finance lease right-of-use assets	—	39		39
Net unrealized loss on non-designated derivatives (2)	77	—		77
Capitalized interest	(12,056)	—		(12,056)
Total	$97,400	$3,133		$100,533

(1)	At JBG SMITH Share.
(2)	Non-designated derivatives refer to certain derivative financial instruments, consisting of interest rate cap agreements, that do not meet the accounting requirements to be classified as hedging instruments. These derivatives are carried at their estimated fair value with realized and unrealized gains (losses) recorded in "Interest expense" in our condensed consolidated statements of operations.

APPENDIX – TRANSACTION AND OTHER COSTS	SEPTEMBER 30, 2024 (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
in thousands	2024	2023	X	2024	2023

Transaction and Other Costs
Completed, potential and pursued transaction expenses	$104	$622		$1,645	$896
Severance and other costs	563	1,033		1,075	4,280
Demolition costs	—	175		285	2,618

Total	$667	$1,830		$3,005	$7,794

APPENDIX – NOI RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2024 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss attributable to common shareholders	$(26,980)	$(58,007)	$(83,629)	$(47,381)
Net loss attributable to redeemable noncontrolling interests	(4,365)	(7,926)	(12,353)	(5,961)
Net income (loss) attributable to noncontrolling interests	36	(168)	(10,931)	(703)
Net loss	(31,309)	(66,101)	(106,913)	(54,045)
Add:
Depreciation and amortization expense	50,050	50,265	158,211	152,914
General and administrative expense:
Corporate and other	11,881	11,246	43,855	42,462
Third-party real estate services	16,088	21,405	57,065	67,333
Share-based compensation related to Formation Transaction and special equity awards	—	46	—	397
Transaction and Other Costs	667	1,830	3,005	7,794
Interest expense	35,267	27,903	97,400	80,580
(Gain) loss on the extinguishment of debt	(43)	—	(43)	450
Impairment loss	—	59,307	18,236	59,307
Income tax expense (benefit)	831	77	(40)	672
Less:
Third-party real estate services, including reimbursements revenue	17,061	23,942	52,326	69,588
Other revenue	2,827	2,704	16,216	8,276
Income (loss) from unconsolidated real estate ventures, net	(745)	(2,263)	4	(1,320)
Interest and other income, net	4,573	7,774	10,105	14,132
Gain (loss) on the sale of real estate, net	(5,352)	906	(5,066)	41,606
Consolidated NOI	65,068	72,915	197,191	225,582
NOI attributable to unconsolidated real estate ventures at our share	1,292	5,374	5,506	14,977
Non-cash rent adjustments (1)	(3,817)	(5,226)	(7,756)	(19,914)
Other adjustments (2)	5,793	5,803	16,486	17,820
Total adjustments	3,268	5,951	14,236	12,883
NOI	$68,336	$78,866	$211,427	$238,465
Less: out-of-service NOI loss (3)	(2,261)	(995)	(7,632)	(2,606)
Operating Portfolio NOI	$70,597	$79,861	$219,059	$241,071
Non-Same Store NOI (4)	2,012	11,607	7,466	37,961
Same Store NOI (5)	$68,585	$68,254	$211,593	$203,110

Change in Same Store NOI	0.5%		4.2%
Number of properties in Same Store pool	39		39

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and related party management fees.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

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